CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MIPS TECHNOLOGIES, INC.

_________________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
_________________________________________

MIPS Technologies, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1.           This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2.           Immediately upon the filing and effectiveness of the Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law (the “Effective Time”), and without any further action on the part of the Corporation or its stockholders, each share of Common Stock issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified, changed and converted into (i) 0.226276 of a validly issued, fully paid and non-assessable share of Common Stock and (ii) an entitlement to receive a payment in cash equal to $6.21 from the Corporation's transfer agent.

3.           This Amendment to the Amended and Restated Certificate of Incorporation amends Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented or restated, by deleting the Section 1 of Article IV thereof and substituting in lieu thereof a new section, which shall read in its entirety as follows:

Section 1. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 300,000,000 shares, of which (i) 250,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 50,000,000 shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”).

4.           This Amendment to the Amended and Restated Certificate of Incorporation shall be immediately effective upon filing with Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, MIPS Technologies, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 7th day of February, 2013.

MIPS TECHNOLOGIES, INC.

By:	/s/ Sandeep Vij

Name:	Sandeep Vij
Title:	President and Chief Executive Officer